Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated May 17, 2011

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Invesco PowerShares                        800 983 0903 www.powersharesetns.com

Introducing the latest addition to the PowerShares DB Currency Family

UUPT                                 UDNT
PowerShares DB 3x Long               PowerShares DB 3x Short
US Dollar Index                      US Dollar Index
Futures ETN                          Futures ETN

The PowerShares DB 3x Long US Dollar Index Futures  Exchange Traded Notes (UUPT)
and PowerShares DB 3x Short US Dollar Index Futures Exchange Traded Notes (UDNT)
(collectively,  the  "PowerShares  DB US Dollar Futures ETNs" or the "ETNs") are
the first  exchange-traded notes to provide investors with leveraged exposure to a U.S. dollar futures index.

The  PowerShares  DB US Dollar  Futures ETNs are based on the Deutsche Bank Long
U.S. Dollar Index[R] (USDX) Futures Index -- Excess Return[],  which is intended to measure the performance of a long investment in US Dollar Index Futures.

UUPT The PowerShares DB 3x Long US Dollar Index Futures ETN
UDNT The PowerShares DB 3x Short US Dollar Index Futures ETN

Existing PowerShares DB Currency Exchange Traded Funds ("ETFs"): UUP: The
PowerShares DB US Dollar Bullish Fund (Launched Feb. 20, 2007) UDN: The
PowerShares DB US Dollar Bearish Fund (Launched Feb. 20, 2007) DBV: The
PowerShares DB G10 Currency Harvest Fund (Launched Sept. 18, 2006)

For Institutional Investor Use Only -- Not For Use With the Public

Deutsche Bank AG, London Branch has filed a registration  statement (including a prospectus) with the SEC for the offering to which this  communication  relates.
Before you invest,  you should read the prospectus and other  documents filed by
Deutsche Bank AG, London Branch for more complete  information  about the issuer
and  this  offering.   You  may  get  these   documents  for  free  by  visiting
powersharesetns.com  |  dbfunds.db.com/notes  or  EDGAR  on the SEC  website  at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983 0903
| 877 369 4617, or you may request a copy from any dealer  participating in this offering.

Important Risk Considerations
Each security offers investors exposure to the month-over-month performance of its respective index measured from the first calendar day to the last calendar day of each month and the amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the respective
Index during the term of the ETNs. The PowerShares DB US Dollar Futures ETNs may
not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer-term leveraged or inverse investment results by means of securities that reset their exposure monthly. Investing in the ETNs is not equivalent to a direct investment in the Index or index components because the current principal amount of the ETNs is reset each month, resulting in the compounding of monthly returns. The principal amount of the ETNs is also subject to the monthly application of the investor fee, which adversely affects returns.
There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment.
Significant adverse monthly performances for your ETNs may not be offset by any beneficial monthly performances. The ETNs are senior unsecured obligations of
Deutsche Bank AG, London Branch, and any payment to be made on the ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant Index has increased. If at any time the repurchase value of the ETNs is zero, your Investment will expire worthless. As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs may be sold  throughout  the day on NYSE  Arca  through  any  brokerage account.  There  are  restrictions  on the  minimum  number of ETNs that you may redeem  directly  with  Deutsche  Bank AG,  London  Branch,  as specified in the applicable pricing supplement.  Ordinary brokerage  commissions apply, and there are tax  consequences in the event of sale,  redemption or maturity of the ETNs.
Sales in the secondary market may result in losses.

The ETNs provide  concentrated  exposure to U.S. Dollar Index Futures contracts.
The market value of the ETNs may be  influenced by many  unpredictable  factors, including,  among  other  things,  changes in supply  and demand  relationships, changes in interest rates, and monetary and other governmental actions.

The ETNs are leveraged investments. As such, they are likely to be more volatile than  an  unleveraged  investment.  There  is  also a  greater  risk  of loss of principal  associated  with a  leveraged  investment  than  with an  unleveraged investment.

An investor should consider the ETNs' investment objectives,  risks, charges and expenses carefully before investing.

An investment in the ETNs involves  risks,  including the loss of some or all of the principal amount. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

ETNs are not FDIC insured, may lose value and have no bank guarantee.

This material must be accompanied  or preceded by a prospectus.  Please read the prospectus carefully before investing.

The  PowerShares  DB ETFs are not mutual  funds or any other type of  Investment
Company  within the meaning of the  Investment  Company Act of 1940, as amended, and is not subject to regulation  thereunder.  Shares in the PowerShares DB ETFs are not FDIC insured, may lose value and have no bank guarantee.

There are risks  involved  with  investing in ETFs,  including  possible loss of money.  Shares are not actively managed and are subject to risks including those regarding short selling and margin maintenance requirements.  Ordinary brokerage commissions  apply.  Currencies  and futures  generally are volatile and are not suitable for all investors.

With respect to ETFs, shares are not individually  redeemable and owners of such shares may  acquire  those  shares  from the funds and tender  those  shares for redemption to the funds in Creation Unit aggregations only, typically consisting of 200,000 shares. With respect to ETNs, investors may redeem the ETNs in blocks of no less than 200,000 notes and multiples of 50,000 notes thereafter,  subject to the  procedures  described  in the  pricing  supplement.  The  ETNs  are  not individually redeemable.

ALPS Distributors, Inc. is the distributor of the PowerShares DB ETFs.

Invesco PowerShares Capital Management LLC is not affiliated with ALPS
Distributors, Inc. Certain marketing services may be provided for the funds by
Invesco Distributors, Inc. or its affiliate, Invesco PowerShares Capital
Management LLC. Invesco Distributors, Inc. will be compensated by Deutsche Bank or its affiliates for providing these marketing services. Neither Invesco
Distributors, Inc. or Invesco PowerShares Capital Management LLC are affiliated with Deutsche Bank.

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